FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
June 11, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Confirms Roszkow Well Commercial

With New Production Test

Salt Lake City, June 11, 2007 – FX Energy, Inc. (NASDAQ: FXEN) today announced that the Roszkow well flowed at a rate of 12.6 million cubic feet of gas per day (or “MMCF/D”) during production testing. The results of the test, along with log and core data that indicate average porosity of 23% and pay thickness that exceeds 100 feet, confirm that the well is commercial.

“Future sustained production rates of at least 5 MMCF/D to 7 MMCF/D should be possible. We are delighted that our exploration in central Poland continues to produce good results,” said Andy Pierce, VP of Operations for FX Energy.

In May, the Company released the results of a drill stem test, or “DST.” In that preliminary test, the Roszkow well flowed at a rate of 4 million cubic feet of gas per day. Following that preliminary test, the well was drilled approximately 70 meters deeper, to a total depth of 3,000 meters. This additional drilling exposed more productive pay thickness to the well bore. Today’s substantially higher test rate has confirmed the commerciality of the well. Initial gas production is realistic at the end of 2008 as facilities and pipeline will need to be constructed and a gas contract negotiated.

“Fences” Area Continues to Produce Success

The Roszkow well is located in the Company’s “Fences” concession in central Poland. The Fences area covers some 850,000 acres. FX has now drilled five wildcat wells in the structural play in the Fences area. Including the Roszkow well, four of these five wells have now been declared commercial producers. The Polish Oil and Gas Company operates and owns 51% of the working interest in the Roszkow well. FX Energy owns the remaining 49% working interest.

The Company expects to continue its capital program in the Fences area over the next several years. Planning for additional production facilities is now in its earliest stages, along with planning for possible new exploratory and developmental wells.

About FX Energy

FX Energy is an independent oil and gas exploration and production company. Through 2006, most of the Company’s production has been in the United States, primarily in Montana. However, the Company’s exploration activity is focused on Poland and production commenced from two successful exploration wells in late 2006. The Company has focused on Poland because it has provided attractive conventional oil and gas exploration and production opportunities. The Company holds a land position of 250,000 acres around its Wilga discovery and over 2.8 million acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.

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